Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89109 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee Chairman & CEO	Steve Capp CFO	Wade Hundley COO	Chris Plant Lewis Fanger Investor Relations

FOR IMMEDIATE RELEASE

December 3, 2004

Pinnacle Entertainment Closes Offering of

$100 Million Aggregate Principal Amount of

8.25% Senior Subordinated Notes due 2007

LAS VEGAS, December 3, 2004 /PRNewswire-FirstCall/ — Pinnacle Entertainment, Inc. (NYSE: PNK - News) announced today that it has completed the public offering of $100 million aggregate principal amount of its 8.25% senior subordinated notes due 2012. The notes were issued at a price of 105.00% of par. The notes are in addition to, and are governed by, the same indenture as the $200 million aggregate principal amount of such notes previously issued. Substantially all of the net proceeds of the offering will be used to fund the Company’s purchase of a portion of its outstanding 9.25% senior subordinated notes due 2007 through the cash tender offer that was commenced on November 16, 2004.

Lehman Brothers Inc. and Bear, Stearns & Co. Inc. were the joint book-running managers of the offering. The notes were issued pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission. A prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the prospectus, including the prospectus supplement relating to the offering, may be obtained from Lehman Brothers Inc. c/o ADF Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York, 11717; (631) 254-7106, or from Bear, Stearns & Co. Inc. c/o Prospectus Department, 1 Metrotech Center, Brooklyn, New York 11201; (347) 643-1581.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the 8.25% senior subordinated notes due 2012, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos, both in the Los Angeles metropolitan area. The Company is currently building a major casino resort in Lake Charles, Louisiana and has been selected for two casino development projects in the St. Louis, Missouri area. Each of these development projects is dependent upon final approval by the Louisiana Gaming Control Board and the Missouri Gaming Commission, respectively.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.